Exhibit 11
AmSurg Corp.
Earnings Per Share
For the Three Months Ended March 31, 2007 and 2006
The following is a reconciliation of the numerator and denominators of basic and diluted earnings per share (in thousands, except per share amounts):

			Per
	Earnings	Shares	Share
	(Numerator)	(Denominator)	Amount

For the three months ended March 31, 2007:
Net earnings from continuing operations per common share (basic)	$10,277	30,046	$0.34
Effect of dilutive securities options	—	459

Net earnings from continuing operations per common share (diluted)	$10,277	30,505	$0.34

Net earnings per common share (basic)	$10,277	30,046	$0.34
Effect of dilutive securities options	—	459

Net earnings per common share (diluted)	$10,277	30,505	$0.34

For the three months ended March 31, 2006:
Net earnings from continuing operations per common share (basic)	$8,702	29,693	$0.29
Effect of dilutive securities options	—	526

Net earnings from continuing operations per common share (diluted)	$8,702	30,219	$0.29

Net earnings per common share (basic)	$8,725	29,693	$0.29
Effect of dilutive securities options	—	526

Net earnings per common share (diluted)	$8,725	30,219	$0.29